Exhibit 4.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION OF

VCG HOLDING CORP.

SERIES A CONVERTIBLE PREFERRED STOCK

VCG Holding Corp., a Colorado corporation (the “Corporation”), pursuant to the applicable provisions of the Colorado Business Corporation Act and to the Corporation’s Articles of Incorporation, as amended, hereby adopts the following Articles of Amendment to the Articles of Incorporation of the Corporation. (the “Articles”).

1. The name of the Corporation is “VCG Holding Corp.”

2. The text of the amended Certificate of Designations, Preferences, Limitations and Relative Rights of Series A Convertible Preferred Stock (the “Certificate”) is set forth as Exhibit A hereto and is incorporated by reference herein.

3. The amendment was adopted on September 16, 2005.

4. The amendment was duly approved by the Board of Directors and by the holders of Series A Convertible Preferred Stock of the Corporation.

5. The amendment is effective on the date of filing of these Articles with the Colorado Secretary of State.

IN WITNESS WHEREOF, the undersigned Corporation causes these Articles to be executed and delivered to the Colorado Secretary of State for filing.

VCG HOLDING CORP.

Date: September 22, 2005	By:	/s/ Donald W. Prosser
	Name:	Donald W. Prosser
	Title:	Chief Financial Officer
	Address:	390 Union Blvd, Suite 540 Lakewood, CO 80228

Exhibit A

VCG HOLDING CORP.

Amended

DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to the authority expressly granted to and vested in the Board of Directors of VCG Holding Corp. (the “Corporation”) under the Colorado Business Corporations Act and by Article II, Paragraph B of the Corporation’s Articles of Incorporation (the “Articles”), there is hereby created, and the Corporation is hereby authorized to issue, a series of convertible preferred stock, $.0001 par value, which shall have, in addition to the rights, restrictions, preferences and privileges set forth in the Articles, the following terms, conditions, rights, restrictions, preferences and privileges:

I.

DESIGNATION AND AMOUNT

A series of convertible preferred stock is hereby designated as “Series A Convertible Preferred Stock” in the amount of One Million (1,000,000) shares (the “Series A Preferred Stock”).

II.

RANK

The Series A Preferred Stock shall be senior to the Corporation’s common stock, $.0001 par value (the “Common Stock”).

III.

DIVIDENDS

Generally. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to receive out of funds of the Corporation legally available therefor, cumulative dividends at the rate of 10.0% per year, accrued daily and payable monthly in arrears on the last day of each month (the “Series A Preferential Dividend”), and in preference to any declaration or payment of dividends with respect to the Common Stock. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day-to-day whether or not earned or declared. If at any time dividends on the outstanding Series A Preferred Stock at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, interest will accrue on those unpaid dividends at a default rate equal to the maximum permitted by applicable law and the amount of the deficiency shall be fully paid or declared and set apart for payment before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the Common Stock of the Corporation or any other series of the Preferred Stock of the Corporation.

Any dividend payable on a dividend payment date shall be paid in cash and in United States dollars.

Nothing contained herein shall be deemed to establish or require any payment or other charges in excess of the maximum permitted by applicable law. In the event that any payment required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Corporation, the holder and thus refunded to the Corporation.

D. Dividends Other Than Cash. Subject to the foregoing, if the Corporation shall declare a distribution payable in securities of persons or entities other than the Corporation, evidences of indebtedness issued by the Corporation or other persons or entities, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case, the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of Series A Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation who are entitled to receive such distribution.

IV.

PREFERENCE ON LIQUIDATION

A. Series A Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the outstanding shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus funds or earnings, and before any payment is made in respect of the shares of Common Stock, an amount equal to $10.00 per share of Series A Preferred Stock, subject to adjustment for stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A Preferred Stock, plus any and all accrued but unpaid dividends (the “Series A Preference Price”).

B. Certain Transactions. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation (other than a sale or transfer to a wholly owned subsidiary of the Corporation), shall, at the option of the holders of the Series A Preferred, be deemed a liquidation, dissolution or winding up within the meaning of this Article IV if the shares of stock of the Corporation outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquirer of the Corporation’s assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the Series A Preferred at any time within thirty (30) days after written notice (which shall be given promptly) of the essential terms of such transaction shall have been given to the holders of the Series A Preferred in the manner provided by law for the giving of notice of meetings of shareholders.

V.

VOTING

The holders of Series A Preferred Stock shall not be entitled to vote on any matters submitted or required to be submitted to a vote of the shareholders of the Corporation, except as otherwise required by law or expressly provided herein, in which case every holder of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock are convertible pursuant to the provisions hereof, at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. In each such case, except as otherwise required by law or expressly provided herein, the holders of shares of Series A Preferred Stock and Common Stock shall vote together and not as separate classes.

VI.

CONVERSION

The holders of the outstanding shares of Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

A. Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time one year after the date of issuance of such shares, at the office of the Corporation into that number of fully paid and non-assessable shares of Common Stock of the Corporation which is equal to the quotient obtained by dividing the Series A Preference Price then in effect for each share of Series A Preferred Stock by the Series A Conversion Price (as hereinafter defined as appropriately adjusted in accordance with Article VI on the Conversion Date (as herein after defined). The “Series A Conversion Price” shall equal the greater of: (i) $2.50, or (ii) seventy five percent (75%) of the Market Price (as hereinafter defined) of the Common Stock on the Conversion Date (as hereinafter defined). For purposes of this Article VI, the “Market Price” as of any date, (i) means the average of the closing bid prices for the Common Stock as reported on the OTC Bulletin Board (“OTC-BB”) by Bloomberg for the ten (10) consecutive trading days immediately preceding such date, or (ii) if the OTC-BB is not the principal trading market for the shares of Common Stock, the average of the closing bid prices as reported by Bloomberg on the principal trading market or exchange for the Common Stock during the same period, or, if there is no sale price for such period, the last reported bid price as reported by Bloomberg for such period, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value for a share of Common Stock as determined in good faith by the Board of Directors of the Corporation, which determination shall be final and binding. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

B. Mechanics of Conversion. Each holder of outstanding shares of Series A Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation together with written notice to the Corporation stating that such holder elects to convert the same and the number of shares of Series A Preferred Stock being converted (the “Conversion Notice”). Thereupon, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay all declared but unpaid dividends on the shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have been made on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted together with the Conversion Notice (the “Conversion Date”), and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

C. Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the date that the Amendment to the Articles creating the Series A Preferred Stock was filed with the Colorado Secretary of State (the “Filing Date”) effects a division of the outstanding shares of Common Stock, the Series A Conversion Price shall be proportionately decreased and, conversely, if the Corporation at any time, or from time to time, after the Filing Date combines the outstanding shares of Common Stock, the Series A Conversion Price shall be proportionately increased. Any adjustment under this Section C shall be effective on the close of business on the date such division or combination becomes effective.

D. Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Filing Date pays or fixes a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution in the form of shares of Common Stock, or rights or options for the purchase of, or securities convertible into, Common Stock, then in each such event the Series A Conversion Price shall be decreased, as of the time of such payment or, in the event a record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date and (2) the denominator of which shall be (a) the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date plus (b) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon exercise of such option or right of conversion; provided, however, that if a record date is fixed and such dividend is not fully paid or such other distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall not be decreased as of the close of business on such record date as hereinabove provided as to the portion not fully paid or distributed and, thereafter, the Series A Conversion Price shall be decreased pursuant to this Section D as of the date or dates of actual payment of such dividend or distribution.

E. Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Filing Date pays, or fixes a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution in the form of securities of the Corporation other than (i) shares of Common Stock or (ii) rights or options for the purchase of, or securities convertible into, Common Stock, then in each such event provision shall be made so that the holders of outstanding shares of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their respective shares of Series A Preferred Stock been converted into shares of Common Stock on the date of such event and had such holders thereafter, from the date of such event to and including the actual Conversion Date of their shares, retained such securities, subject to all other adjustments called for during such period under this Article VI with respect to the rights of the holders of the outstanding shares of Series A Preferred Stock.

F. Adjustment for Reclassification, Exchange and Substitution. If, at any time or from time to time after the Filing Date, the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock or other securities, whether by recapitalization, reclassification or otherwise (other than a recapitalization, division or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article VI), then in any such event each holder of outstanding shares of Series A Preferred Stock shall have the right thereafter to convert such shares of Series A Preferred Stock into the same kind and amount of stock and other securities receivable upon such recapitalization, reclassification or other change, as the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided in this Article VI.

G. Reorganizations, Mergers, Consolidations or Sales of Assets. If, at any time or from time to time after the Filing Date, there is a capital reorganization of the Common Stock (other than a recapitalization, division, combination, reclassification or exchange of shares provided for elsewhere in this Article VI), a merger or consolidation of the Corporation into or with another corporation or a sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such capital reorganization, merger, consolidation or sale, provision shall be made such that: (i) the holders of outstanding shares of Series A Preferred Stock shall thereafter receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock into which their shares of Series A Preferred Stock were convertible would have been entitled on such capital reorganization, merger, consolidation or sale; and (ii) the provisions of this Article VI (including adjustment of the Series A Conversion Price and the number of shares into which the shares of Series A Preferred Stock may be converted) shall be applicable after that event and be as nearly equivalent to such Conversion Prices and number of shares as may be practicable. In any such case, appropriate adjustment shall be made in accordance with the provisions of this Article VI with respect to the rights of the holders of the outstanding shares of Series A Preferred Stock after the capital reorganization, merger, consolidation, or sale

H. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series A Preferred Stock. If any fractional shares result from a conversion, the total number of shares of Common Stock issued upon conversion shall be rounded down to the total number of whole shares of Common Stock issuable upon conversion.

VII.

RESTRICTIONS AND LIMITATIONS

So long as any shares of Series A Preferred Stock remain outstanding, the Corporation, without the approval by vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class, shall not take any action that would:

A. Alter or change any of the rights, preferences, privileges of, or limitations provided for herein for the benefit of any shares of the Series A Preferred Stock, or

B. Increase the authorized number of shares of the Series A Preferred Stock.

VIII.

RESERVATION OF COMMON STOCK ISSUABLE UPON CONVERSION

The Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, a number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock.

IX.

PAYMENT OF TAXES UPON CONVERSION

The holder of shares of Series A Preferred Stock shall pay any and all taxes, including, without limitation, issue, transfer and income taxes, and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of such shares of Series A Preferred Stock.

X.

REDEMPTION

A. At any time after one (1) year from the date of issuance of the Series A Preferred, the holders of Series A Preferred Stock shall have the right to cause the Corporation to redeem their Series A Preferred Stock, in whole or in part, at the Series A Preference Price. The holders so requesting redemption shall provide the Corporation with no less than ninety (90) days prior written notice of such requested redemption, which notice may be delivered at any time prior to or after the one (1) year anniversary date of the issuance of the Series A Preferred Stock. The Corporation’s obligation to redeem shares of Series A Preferred Stock under this Section A shall be specifically dependent and contingent upon the surrender of the original certificate(s) representing such shares.

B. At any time after one (1) year from the date of issuance of the Series A Preferred and prior to conversion pursuant to Article VI hereof, the Corporation shall have the right to redeem the outstanding shares of Series A Preferred Stock, in whole or in part, for cash only at the Series A Preference Price; provided, however, that the Corporation shall not be entitled to redeem shares of Series A Preferred Stock unless it has given the holder of such shares written notice of such redemption prior to the delivery of any Conversion Notice by the holder with respect to such shares pursuant to Article VI hereof. Redemption of shares of Series A Preferred Stock by the Corporation under this Section B shall not be dependent or otherwise contingent upon the surrender of the original certificate(s) representing such shares.

C. The Corporation shall pay the redemption price to the holder of the shares of Series A Preferred Stock within thirty (30) days of the surrender of the original certificate(s) representing the Series A Preferred Stock being redeemed. Other than as set forth herein, the Series A Preferred Stock shall not be subject to further calls or assessments by the Corporation. The Corporation is not required to establish any sinking fund or other fund or account for the benefit of the holders of the Series A Preferred Stock. In the event that Corporation fails to pay all or any portion of the redemption price on the date it is due, the unpaid amount shall accrue interest for the benefit of the holder of the Preferred Stock at the highest rate permitted by law in the State of Colorado.

XI.

NO RE-ISSUANCE OF SERIES A PREFERRED STOCK

No share or shares of Series A Preferred Stock acquired by the Corporation by reason of conversion, redemption, purchase or otherwise shall be reissued as Series A Preferred Stock, and all such shares shall be canceled, retired and eliminated from the shares of Series A Preferred Stock that the Corporation shall be authorized to issue; provided, however, that such shares shall be returned to the status of undesignated and unissued shares of preferred stock of the Corporation.

XII.

NOTICES

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or delivery by facsimile transmission (with confirmation received) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second (2nd) business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

to the Company:	VCG Holding Corp. 390 Union Boulevard , Suite 540 Lakewood, Colorado 80228 Attn: Troy H. Lowrie, Chairman and CEO FAX (303) 922-0746
to the Holder:	At the address set forth on the books and records of the Company or as specified in writing by Holder.

Any party hereto may from time to time change its address for notices by giving at least ten (10) days’ written notice of such changed address to the other party hereto.